Exhibit 10.16

2014 INCREMENTAL NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE AMERICAN RENAL ASSOCIATES HOLDINGS, INC.
STOCK INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) between American Renal Associates Holdings, Inc. (the “Company”) and the executive listed on the signature page hereto (the “Participant”) is made effective as of the date set forth on the Company’s signature page.

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a)   Cause:   Cause shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or Affiliates or, if no such agreement containing a definition of “Cause” is then in effect, shall mean a termination of employment of the Participant by the Company or any Subsidiary or Affiliate thereof due to the Participant’s (i) refusal or failure to perform (other than by reason of Disability), or material negligence in the performance of the Participant’s duties and responsibilities to the Company or any Subsidiary or Affiliate, (ii) commission of, indictment for, conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud, embezzlement or theft, (iii) breach of fiduciary duties (including a violation of the Company’s Code of Ethics) on the part of the Participant, (iv) willful act or omission which could reasonably be expected to be injurious to the financial condition or business reputation of the Company or any Subsidiary or Affiliate, (v) the material breach by the Participant of any provision of any agreement to which Participant and the Company or any Subsidiary or Affiliate are party, or (vi) engagement in any Prohibited Activity.

(b)   Date of Grant: The “Date of Grant” set forth on Schedule A¸ attached hereto.

(c)   EBITDA Option: An Option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.

(d)   Expiration Date: The tenth anniversary of the Date of Grant.

(e)   1.75x Option: An Option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.

(f)    Options: Collectively, the EBITDA Option, the 1.75x Options and the 2.25x Option to purchase Shares granted under this Agreement.

(g)   Plan: The 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan (formerly known as the 2010 C.P. Atlas Holdings, Inc. Stock Incentive Plan), as amended from time to time.

(h)   Qualified Public Offering: A sale of Shares to the public in an initial public offering pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as then in effect, provided that a Qualified Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

(i)    Retirement:  Termination of Employment by a Participant who has reached age 65 and has been employed by the Company and its Affiliates (including any of their respective predecessor entities including American Renal Holdings, Inc. and American Renal Associates, Inc.) for at least 10 years.

(j)    Shares:  The shares of common stock of the Company.

(k)   Sponsor: means Centerbridge Capital Partners, L.P.

(l)    Stockholders Agreement: The Amended and Restated Stockholders Agreement, dated as of June 28, 2010, by and among the Company, Sponsor and other holders of Shares party thereto, as may be amended from time to time.

(m)  Termination Date: The date upon which the Participant’s Employment with the Company and its Affiliates or Subsidiaries is terminated.

(n)   2.25x Option: An Option with respect to which the terms and conditions are set forth in Section 3(c) of this Agreement.

(o)   Vested Portion: At any time, the portion of an Option which has become vested and exercisable, as described in Section 3 of this Agreement.

2.             Grant of Options.  The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the EBITDA Option, the 1.75x Option and the 2.25x Option set forth on Schedule A attached hereto, subject to adjustment as set forth in the Plan.  The Option Price shall be the “Per Share Exercise Price” applicable to each of the EBITDA Option, the 1.75x Option and the 2.25x Option as set forth on Schedule A. The Options are intended to be nonqualified stock options, and are not intended to be treated as an option that complies with Section 422 of the Code.

3.                                      Vesting of the Options.

(a)   Vesting of the EBITDA Option.

(i)            Subject to the Participant’s continued Employment through the applicable vesting date, the EBITDA Option shall vest and become exercisable with respect to all of the Shares subject to such EBITDA Option on the date that the Company’s Consolidated EBITDA (which for all purposes hereunder shall be “Consolidated EBITDA” as calculated under the Company’s primary credit facility outstanding on the Date of Grant; provided that, Consolidated EBITDA shall exclude part (a)(xi) of such definition relating to minority interests) for any four consecutive and completed fiscal quarters commencing on or after the Date of Grant has exceeded $200 million, as confirmed by the Board by reference to the Company’s audited consolidated financial statements.  In the event the Company engages in an acquisition or divestiture transaction, the Board shall adjust such Consolidated EBITDA target of $200 million to equitably reflect the impact of such acquisition or divestiture.

(ii)           If the Participant’s Employment terminates for any reason, the EBITDA option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

(b)   Vesting of the 1.75x Option.

(i)            Subject to the Participant’s continued Employment, the 1.75x Option shall vest and become exercisable with respect to all Shares subject to such 1.75x Option on the earlier of (x) after Sponsor ceases to own a majority of the outstanding Shares of the Company, the date the Sponsor shall have received, in respect of its Shares that have been transferred or sold by Sponsor, cash (including the amount of any dividends received in respect of such Shares after the Date of Grant and prior to such applicable measurement date) in an amount equal to or greater than the product of (A) the number of such Shares that have been transferred or sold by Sponsor multiplied by (B) the “1.75x Share Price Target” set forth on Schedule A and (y) following a Qualified Public Offering, the date the average closing price per Share (plus the amount of any dividends paid in respect of such Share after the Date of Grant and prior to such applicable measurement date) for the prior 60 consecutive trading day period is equal to or greater than the 1.75x Share Price Target.

(ii)           If the Participant’s Employment terminates for any reason, the 1.75x Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

(c)   Vesting of the 2.25x Option.

(i)            Subject to the Participant’s continued Employment, the 2.25x Option shall vest and become exercisable with respect to all Shares subject to such 2.25x Option on the earlier of (x) after Sponsor ceases to own a majority of the outstanding Shares of the Company, the date the Sponsor shall have received, in respect of its Shares that have been transferred or sold by Sponsor, cash (including the amount of any dividends received in respect of such Shares after the Date of Grant and prior to such applicable measurement date) in an amount equal to or greater than the product of (A) the number of such Shares that have been transferred or sold by Sponsor multiplied by (B) the “2.25x Share Price Target” set forth on Schedule A and (y) following a Qualified Public Offering, the date the average closing price per Share (plus the amount of any dividends paid in respect of such Share after the Date of Grant and prior to such applicable measurement date) for the prior 60 consecutive trading day period is equal to or greater than the 2.25x Share Price Target.

(ii)           If the Participant’s Employment terminates for any reason, the 2.25x Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

4.                                      Exercise of Options.

(a)   Period of Exercise.  Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date.  If the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable for the period set forth below:

(i)            Death or Disability.  If the Participant’s Employment is terminated due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) one year following such termination of Employment and (B) the Expiration Date.

(ii)           Termination by the Company for Cause.  If the Participant’s Employment is terminated by the Company for Cause, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable.

(iii)          Termination by the Company without Cause or Termination by Participant.  If the Participant’s Employment is terminated by the Company without Cause or by the Participant for any reason, the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earlier of (A) 90 days following such termination of Employment and (B) the Expiration Date.

(iv)          Retirement.  If the Participant’s Employment is terminated as a result of Retirement, the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earliest of (A) the third anniversary of the Termination Date, (B) the Expiration Date and (C) the Participant’s engagement in any activity during such period that would constitute “Prohibited Activity” (as defined below) if such activity took place during the Restricted Period (as defined below).

(b)   Method of Exercise.

(i)            Subject to Section 4(a) of this Agreement and Section 5 of the Plan, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price.  The payment of the Option Price may be made (i) in cash or its equivalent (e.g., by check), including, solely with the consent of the Board, a full-recourse promissory note, (ii) if there is a public market for the Shares at such time, to the extent permitted by the Committee and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the Shares being purchased, (iii) solely with the consent of the Board, using a net settlement mechanism whereby the number of shares delivered upon the exercise of the option will be reduced by a number of shares that has a Fair Market Value equal to the Option Price, or (iv) such other method as approved by the Committee, provided that, in each case, the Participant tenders cash or its equivalent to pay any applicable withholding taxes.  No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)           Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of an Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)          Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company may issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)          In the event of the Participant’s death, the Vested Portion of an Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)           As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Stockholders Agreement.

5.                                      Prohibited Activity; Remedies.

(a)   Other Agreements; Prohibited Activity. To the extent that the Participant is a party to one or more agreements with the Company (or an Affiliate of the Company) that contain noncompetition, nonsolicitation, noninterference and/or confidentiality restrictions, as amended from time to time (the “Restrictive Covenants”), those Restrictive Covenants and related enforcement provisions under such agreement shall be deemed to be a part of, and hereby are incorporated into, Section 5 of this Agreement and the grant of Options hereunder shall be deemed additional consideration for Participant’s continued compliance with such restrictions.  The Participant shall be deemed to have engaged in “Prohibited Activity” if the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly breaches or violates any such Restrictive Covenant (regardless of whether such Restrictive Covenant is legally enforceable) excluding any inadvertent activity that is promptly halted upon discovery by the Participant that such activity constitutes Prohibited Activity and so long as the Participant can, and does, promptly cure any adverse consequences to the Company and its Affiliates arising or resulting from such activity.

(b)   Repayment of Proceeds.  If the Participant engages in Prohibited Activity, then the Participant shall be required to pay to the Company, within ten business days following the first date on which the Participant engages in such Prohibited Activity, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Participant’s Shares or Options over (B) the aggregate price paid for such Shares or Options.

6.             No Right to Continued Employment.  Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate.  Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7.             Legend on Certificates.  The certificates, if any, or the book entries representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders, legends, notations and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8.             Transferability.  An Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof.  During the Participant’s lifetime, an Option is exercisable only by the Participant.

9.             Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of an Option, its exercise, or any payment or transfer under or with respect to an Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.  The Participant may elect to pay any or all of such withholding taxes as provided in Section 4 of the Plan.

10.          Securities Laws.  Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

11.          Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, each copy addressed to the principal Participant office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

with a copy to:

Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Facsimile: (212) 672-5001
Attention:  Steven M. Silver

Jared S. Hendricks

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:  (212) 455-2502
Attention:  Gregory T. Grogan

12.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

13.          Options Subject to Plan, Stockholders Agreement.  By entering into this Agreement the Participant agrees and acknowledges that, upon exercise of an Option and prior to receipt of Shares, the Participant will be required to become a party to the Stockholders Agreement.  The Participant further acknowledges that the Participant has received and read a copy of the Plan and the Stockholders Agreement.  An Option and the Shares received upon exercise of an Option are subject to the Plan and the Stockholders Agreement, respectively.  The terms and provisions of the Plan and the Stockholders Agreement, as each may be amended from time to time are hereby incorporated by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement will govern and prevail.  In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

14.          Amendment.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant.

15.          Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Company hereto as of the [          ], 2014.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By

Its

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Participant hereto as of the date set forth on the Company’s signature page.

[PARTICIPANT’S NAME]

Schedule A

Date of Grant:

The number of Shares subject to each Option tranche is set forth below:

Option Tranche	Shares	Per Share Exercise Price

EBITDA Option:

Option Tranche	Shares	Per Share Exercise Price	Share Price Target

1.75x Option:

2.25x Option: